Exhibit 23

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Anaren Inc.:

We consent to the incorporation by reference in the Registration Statements (No. 33-36761, No. 333-03193, No. 333-70397, No. 333-70427, No. 333-50390, and No.
333-50392) on Form S-8 of Anaren Inc. of our reports dated August 25, 2006, except as to the restatement discussed in note 1 to the consolidated financial statements which is as of January 31, 2007, with respect to the consolidated balance sheets of Anaren, Inc. and subsidiaries as of June 30, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three year period ended June 30, 2006, and our report dated August 25, 2006, except as to the second, third and fourth paragraphs of Management's Annual Report on Internal Control over Financial Reporting (as restated), which is as of January 31, 2007, on management's assessment of the effectiveness of internal control over financial reporting as of June 30, 2006 and the effectiveness of internal control over financial reporting as of June 30, 2006, which reports appear in the June 30, 2006 annual report on Form 10-K/A of Anaren Inc.

Our report on Internal Control over Financial Reporting expresses our opinion that Anaren Inc. did not maintain effective internal control over financial reporting as of June 30, 2006 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified and included in its revised assessment the following control deficiencies that resulted in material weaknesses as of June 30, 2006: (i) the Company's policies and procedures for review and testing of program changes did not operate effectively. Specifically, the control requiring that management test the program change prior to approving it was not operating effectively. As a result, a program change error in a work-in-process inventory system was not detected and, accordingly, the value of material costs was incorrect when certain conditions existed; and (ii) the Company lacked adequate technical expertise to ensure the proper application of the criteria with respect to accounting for foreign currency translation adjustments for discontinued operations in accordance with the provisions of Statement of Financial Accounting Standards No. 52, Foreign Currency Translation.

As discussed in Note 12 to the consolidated financial statements, effective July 1, 2005, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment.


/s/ KPMG LLP

Syracuse, New York
January 31, 2007